Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES NET INCOME FOR THE QUARTER ENDED DECEMBER 31, 2008

(Beverly, MA) February 9, 2009 - Don Fournier, President and Chief Executive Officer of Beverly National Corporation (NYSE Alternext US “BNV”) (the “Company”) and its subsidiary, Beverly National Bank (the “Bank”), announced the Company’s results for the quarter ended December 31, 2008.

The Company reported net income for the quarter ended December 31, 2008 of $581,000, or basic and fully diluted earnings of $0.22 per share. Net income for the quarter was impacted by other than temporary impairment (“OTTI”) charges on two trust preferred pool securities and Fannie Mae and Freddie Mac preferred stock investments. These OTTI charges amounted to $3.2 million, $1.9 million net of tax. Also recognized during the quarter was a tax benefit of $1.5 million related to the third quarter OTTI write-down of the Company’s investment in Fannie Mae and Freddie Mac preferred stocks. The Company also reported a net loss for the year ended December 31, 2008 of $167,000, or a basic and fully diluted loss of $0.06 per share.

Excluding the impairment charges and tax benefit, the Company’s core net income for the quarter would have been $974,000, or basic and fully diluted earnings per share of $0.37, compared to net income of $960,000, or basic and fully diluted earnings of $0.36 per share, for the same quarter last year. The adjusted results for the quarter would have represented a 1.5% increase in net income and a 2.8% increase in earnings per share. Net income for the year ended December 31, 2008, excluding the OTTI charges, would have been $4.0 million, or basic and fully diluted earnings of $1.48 per share, compared to net income of $3.6 million, or basic and fully diluted earnings of $1.31 and $1.30 per share, respectively, for the same period last year. The adjusted results for the year would have represented a 10.6% increase in net income and a 13.0% increase in earnings per share.

The increase in core earnings for the periods presented, before the OTTI charges, is the net result of an increase in net interest and dividend income after the provision for loan losses, despite a reduction in noninterest income and a higher level of noninterest expenses. Net interest and dividend income before the provision for loan losses increased $552,000, or 14.0%, and $1.6 million, or 10.0%, for the three and twelve months ended December 31, 2008, respectively, from the same periods last year. The improvement is a result of the growth in earning assets and the reduction in cost of funds due to lower interest rates, primarily through the replacement of maturing certificates of deposit and FHLB advances at much lower current market rates. The net interest margin for the three months ended December 31, 2008 was 4.07%, compared to 3.63% for the same period last year. The net interest margin was 3.95% for the twelve months ended December 31, 2008, compared to 3.74% for the same period last year.

Noninterest income decreased for the quarter ended December 31, 2008, as fees collected on deposit and loan services declined due to lower volumes. Income from our wealth management services and the sale of non-deposit products also declined, as they were impacted by the current economic environment and a decline in the value of assets under management. Noninterest expenses increased, primarily as a result of increased occupancy costs of the Bank’s locations, which included twelve months of expenses associated with the Salem branch opened in June of 2007. Also contributing to the increase was the additional cost of deposit insurance, which rose significantly in the last quarter of 2008.

President Fournier stated, “While we find ourselves in the midst of an incredibly challenging operating environment for a financial institution, we are proud to be reporting strong core operating results for the quarter and year end December 31, 2008. During the calendar quarter, we faced the challenges brought on by increasing unemployment, a recessionary economy, rising levels of loan delinquencies, a growing number of foreclosures and additional asset write-offs by many banks across the country. In spite of these obstacles, I am pleased to report that we have avoided deterioration in our loan asset quality and remain a strong community bank committed to providing commercial and consumer credit when those in our communities need it most. However, our annual results were impacted by the recognition of OTTI charges in our investment portfolio. The decision by the Federal government to place Fannie Mae and Freddie Mac into conservatorship resulted in the write-down of our investments in Fannie Mae and Freddie

Mac preferred securities of $2.3 million, net of tax. The Company also incurred a $1.9 million charge, net of tax, related to two trust preferred securities owned by the Bank. Excluding the effects of these OTTI charges, our core net income and earnings per share would have increased over last year, primarily due to the improvement in the net interest margin. While we are pleased to report our performance in this challenging and competitive environment, we remain focused on maintaining our core earnings base in 2009.”

The Company increased its provision for loan losses to $226,000 and $814,000 for the three and twelve months ended December 31, 2008, respectively, compared to $70,000 and $395,000 for the same periods last year. The increase was driven by growth in the loan portfolio, challenging economic conditions, concerns over further potential reduction in real estate values and the impact a prolonged recession and economic downturn would have on the Company’s loan portfolio. In these difficult economic times, the Company has been able to maintain its strong asset quality. Non-performing loans totaled only $186,000, or 0.05%, of total loans at December 31, 2008, compared to non-performing loans of $259,000, or 0.08%, of total loans at December 31, 2007. The allowance for loan losses totaled $4.1 million, or 1.22%, of total loans at December 31, 2008, an increase from 1.12% at December 31, 2007. During the year, the Bank had net charge offs of $301,000, or 0.1% of total loans. President Fournier stated, “Because of our discipline and ability to maintain sound underwriting standards, our asset quality has remained strong while many in the banking industry are facing write-downs and charge-offs. Nonetheless, in the current economic environment it is prudent to continue to build loan loss reserves.”

Total assets as of December 31, 2008 were $485.5 million, compared to $472.8 million at December 31, 2007, an increase of $12.7 million, or 2.7%. Loans, net of the allowance for loan losses, totaled $334.6 million, an increase of $16.2 million, or 5.1%, from $318.4 million at December 31, 2007. Investments in available-for-sale securities decreased to $103.6 million from $114.8 million at December 31, 2007. Deposits decreased $10.8 million, or 3.1%, and Federal Home Loan Bank advances increased $24.8 million, or 41.6%, from $59.6 million at December 31, 2007. The book value of the Company’s stock decreased from $17.32 at December 31, 2007 to $15.41 at December 31, 2008, a result of the increase in unrealized losses on available-for-sale securities and the FAS 158 adjustment for the decline in market value of the plan assets of the Bank’s benefit plans. President Fournier stated, “We intentionally slowed our growth rate during the second half of the year as economic news indicated growing troubles in the economy and projections that asset values would continue to fall. Our loan portfolio revealed slow but steady growth over the last year. Our funding source for this growth was the use of Federal Home Loan Bank advances, as the cost was more attractive than competing for high rate deposits. We remain focused on maintaining asset quality, business development, improvement in operating efficiencies, identifying sound growth opportunities, closely monitoring our strategic focus and changes in economic conditions in the areas we operate.” As of December 31, 2008, the Bank met the definitions and regulatory capital requirements of a well-capitalized institution.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Cash and due from banks	$9,628	$10,752
Federal funds sold	6,550	3,706
Interest-bearing demand deposits with other banks	9	115
Short-term investments	363	922

Cash and cash equivalents	16,550	15,495
Investments in available-for-sale securities (at fair value)	103,623	114,793
Federal Home Loan Bank stock, at cost	4,086	3,452
Federal Reserve Bank stock, at cost	553	553
Loans, net of the allowance for loan losses of $4,127 and $3,614, respectively	334,639	318,356
Premises and equipment	8,386	7,321
Bank owned life insurance	6,950	6,661
Accrued interest receivable	1,769	1,805
Other assets	8,949	4,355

Total assets	$485,505	$472,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$74,872	$72,425
Interest-bearing	264,661	277,885

Total deposits	339,533	350,310
Federal Home Loan Bank advances	84,425	59,616
Securities sold under agreements to repurchase	13,289	11,638
Other liabilities	7,220	5,462

Total liabilities	444,467	427,026

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,912,437 shares as of December 31, 2008 and 2,890,690 shares as of December 31, 2007; outstanding, 2,663,545 shares as of December 31, 2008 and 2,641,798 shares as of December 31, 2007	7,281	7,227
Paid-in capital	22,917	22,586
Retained earnings	18,459	21,050
Treasury stock, at cost (248,892 shares as of December 31, 2008 and 2007)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (15,755 shares as of December 31, 2008 and 9,005 shares as of December 31, 2007)	(323)	(197)
Accumulated other comprehensive loss	(2,926)	(531)

Total stockholders’ equity	41,038	45,765

Total liabilities and stockholders’ equity	$485,505	$472,791

Book value per share	$15.41	$17.32

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Interest and dividend income:
Interest and fees on loans	$4,929	$5,242	$20,146	$20,682
Interest on debt securities:
Taxable	1,107	1,152	4,546	4,577
Tax-exempt	120	120	481	459
Dividends on marketable equity securities	219	175	1,100	652
Other interest	46	133	249	482

Total interest and dividend income	6,421	6,822	26,522	26,852

Interest expense:
Interest on deposits	1,264	2,144	6,299	7,940
Interest on other borrowed funds	671	744	2,809	3,073

Total interest expense	1,935	2,888	9,108	11,013

Net interest and dividend income	4,486	3,934	17,414	15,839
Provision for loan losses	226	70	814	395

Net interest and dividend income after provision for loan losses	4,260	3,864	16,600	15,444

Noninterest (charge) income:
Income from fiduciary activities	423	515	1,802	1,941
Fees from sale of non-deposit products	34	47	253	236
Service charges on deposit accounts	147	171	632	623
Other deposit fees	218	227	879	927
Write-down of available-for-sale securities	(3,247)	1	(6,971)	1
Gain on sales of loans, net	—	—	6	6
Income on cash surrender value of life insurance	76	67	301	232
Other income	142	200	673	962

Total noninterest (charge) income	(2,207)	1,228	(2,425)	4,928

Noninterest expense:
Salaries and employee benefits	2,049	2,068	8,745	8,527
Director fees	79	76	299	309
Occupancy expense	459	423	1,854	1,587
Equipment expense	212	244	902	882
Data processing fees	312	284	1,210	1,139
Marketing and public relations	97	116	417	461
Professional fees	263	155	748	907
Other expense	481	392	1,626	1,640

Total noninterest expense	3,952	3,758	15,801	15,452

(Loss) income before income tax (benefit) expense	(1,899)	1,334	(1,626)	4,920
Income tax (benefit) expense	(2,480)	374	(1,459)	1,350

Net income (loss)	$581	$960	$(167)	$3,570

Comprehensive income (loss)	$288	$1,412	$(2,562)	$3,925

Earning (loss) per share:
Weighted average shares outstanding	2,663,545	2,667,228	2,660,918	2,730,827

Weighted average diluted shares outstanding	2,664,973	2,683,452	2,660,918	2,746,373

Earnings (loss) per common share	$0.22	$0.36	$(0.06)	$1.31
Earnings (loss) per common share, assuming dilution	$0.22	$0.36	$(0.06)	$1.30
Dividends per share	$0.20	$0.20	$0.80	$0.80

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2008	December 31, 2007
Balance sheet data:
Total assets	$485,505	$472,791
Total loans, net of allowance	334,639	318,356
Allowance for loan losses	4,127	3,614
Investments (1)	108,262	118,798
Deposits	339,533	350,310
Stockholders’ equity	41,038	45,765
Book value (at end of period)	$15.41	$17.32

Asset quality ratios:
Non-performing loans (2)	$186	$259
Non-performing loans to total loans	0.05%	0.08%
Non-performing assets to total assets (3)	0.04%	0.05%
Allowance for loan losses as a percentage of:
Non-performing loans	2,219%	1,395%
Total loans (at end of period)	1.22%	1.12%

	Three Months Ended		Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Earnings data:
Interest and dividend income	$6,421	$6,822	$26,522	$26,852
Interest expense	1,935	2,888	9,108	11,013

Net interest and dividend income	4,486	3,934	17,414	15,839
Provision for loan losses	226	70	814	395
Noninterest (charge) income	(2,207)	1,228	(2,425)	4,928
Noninterest expense	3,952	3,758	15,801	15,452

(Loss) income before income tax (benefit) expense	(1,899)	1,334	(1,626)	4,920
Income tax (benefit) expense	(2,480)	374	(1,459)	1,350

Net income (loss)	$581	$960	$(167)	$3,570

Per share data:
Net income (loss)-basic	$0.22	$0.36	$(0.06)	$1.31
Net income (loss)-diluted	0.22	0.36	(0.06)	1.30
Cash dividends	$0.20	$0.20	$0.80	$0.80
Weighted average shares:
Basic	2,663,545	2,667,228	2,660,918	2,730,827
Diluted	2,664,973	2,683,452	2,660,918	2,746,373

Financial ratios:
Return on average assets	0.48%	0.81%	-0.03%	0.77%
Return on average equity	5.52%	8.37%	-0.38%	7.69%
Net interest margin	4.07%	3.63%	3.95%	3.74%

Results before OTTI write-down:
Net income	$974		$3,950
Net income-basic	0.37		1.48
Net income-diluted	$0.37		$1.48
Return on average assets	0.81%		0.82%
Return on average equity	9.25%		8.88%

(1)	Includes available-for-sale securities and stock in the Federal Reserve Bank and the Federal Home Loan Bank of Boston.
(2)	Non-performing loans are defined as nonaccrual loans and loans that are past due ninety days or more but still accruing interest.
(3)	Non-performing assets are defined as non-performing loans and other real estate owned.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.